Filed Pursuant to Rule 433 Registration No. 333-279349 October 6, 2025

CRH AMERICA FINANCE, INC.

Pricing Term Sheet

$1,000,000,000 4.400% Guaranteed Notes due 2031

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH America Finance, Inc.

Guarantor:	CRH plc

Guarantor Ratings and Outlooks (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable)

Expected Issue Ratings: (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	October 6, 2025

Expected Settlement Date**:	October 9, 2025 (T+3)

Maturity Date:	February 9, 2031

Interest Payment Dates:	February 9 and August 9, beginning February 9, 2026 (short first coupon)

Interest Record Dates:	January 25 and July 25

Principal Amount:	$1,000,000,000

Benchmark:	UST 3.625% due September 30, 2030

Benchmark Price / Yield:	99-143⁄4 / 3.745%

Spread to Benchmark:	+70 bps

Yield to Maturity:	4.445%

Coupon:	4.400%

Public Offering Price:	99.794%

Optional Redemption:	Make Whole Call with T+15 bps; par call 1 month prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12636YAH5 / US12636YAH53

Anticipated Listing:	New York Stock Exchange

Joint Book-Running Managers:	BofA Securities, Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, Santander US Capital Markets LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC

Bookrunners:	Danske Markets Inc., UniCredit Capital Markets LLC

Co-manager:	Independence Point Securities LLC

CRH AMERICA FINANCE, INC.

Pricing Term Sheet

$1,000,000,000 5.000% Guaranteed Notes due 2036

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH America Finance, Inc.

Guarantor:	CRH plc

Guarantor Ratings and Outlooks (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable)

Expected Issue Ratings: (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	October 6, 2025

Expected Settlement Date**:	October 9, 2025 (T+3)

Maturity Date:	February 9, 2036

Interest Payment Dates:	February 9 and August 9, beginning February 9, 2026 (short first coupon)

Interest Record Dates:	January 25 and July 25

Principal Amount:	$1,000,000,000

Benchmark:	UST 4.250% due August 15, 2035

Benchmark Price / Yield:	100-22+ / 4.162%

Spread to Benchmark:	+85 bps

Yield to Maturity:	5.012%

Coupon:	5.000%

Public Offering Price:	99.911%

Optional Redemption:	Make Whole Call with T+15 bps; par call 3 months prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12636YAJ1 / US12636YAJ10

Anticipated Listing:	New York Stock Exchange

Joint Book-Running Managers:	BofA Securities, Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, Santander US Capital Markets LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC

Bookrunners:	Danske Markets Inc., UniCredit Capital Markets LLC

Co-manager:	Independence Point Securities LLC

CRH AMERICA FINANCE, INC.

Pricing Term Sheet

$500,000,000 5.600% Guaranteed Notes due 2056

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH America Finance, Inc.

Guarantor:	CRH plc

Guarantor Ratings and Outlooks (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable)

Expected Issue Ratings: (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	October 6, 2025

Expected Settlement Date**:	October 9, 2025 (T+3)

Maturity Date:	February 9, 2056

Interest Payment Dates:	February 9 and August 9, beginning February 9, 2026 (short first coupon)

Interest Record Dates:	January 25 and July 25

Principal Amount:	$500,000,000

Benchmark:	UST 4.750% due May 15, 2055

Benchmark Price / Yield:	99-27+ / 4.759%

Spread to Benchmark:	+85 bps

Yield to Maturity:	5.609%

Coupon:	5.600%

Public Offering Price:	99.878%

Optional Redemption:	Make Whole Call with T+15 bps; par call 6 months prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12636YAK8 / US12636YAK82

Anticipated Listing:	New York Stock Exchange

Joint Book-Running Managers:	BofA Securities, Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, Santander US Capital Markets LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC

Bookrunners:	Danske Markets Inc., UniCredit Capital Markets LLC

Co-manager:	Independence Point Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to the business day prior to settlement may be required, by virtue of the fact that the securities initially will settle in T+3, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, CRH America Finance Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling BofA Securities, Inc. at +1-800-294-1322, HSBC Securities (USA) Inc. at +1-866 811-8049, ING Financial Markets LLC toll-free at +1-877-446-4930, Santander US Capital Markets LLC at +1-855-403-3636, TD Securities (USA) LLC toll-free at +1-855-495-9846 or Wells Fargo Securities, LLC toll-free at +1-800-326-5897.

With respect to the United Kingdom, this announcement is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iv) other persons to whom it may lawfully be communicated, (all such persons together being referred to as “relevant persons”). Any investment will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such investment will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this announcement or any of its contents.

No PRIIPs or UK PRIIPS key information document (KID) has been prepared as not available to retail investors in EEA or the UK.